As filed with the Securities and Exchange Commission on February 24, 2023
Registration No. 333-222647 Registration No. 333-234716 Registration No. 333-236930 Registration No. 333-263339
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ___________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-222647
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234716
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236930
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263339
UNDER
THE SECURITIES ACT OF 1933
___________________

AVAYA HOLDINGS CORP. (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	26-1119726 (I.R.S. Employer Identification No.)
350 Mt. Kemble Avenue
Morristown, New Jersey 07960
(908) 953-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________
2020 Employee Stock Purchase Plan
Avaya Holdings Corp. 2019 Equity Incentive Plan
Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan
Avaya Holdings Corp. 2017 Equity Incentive Plan
(Full title of the plan)

Vito Carnevale
Senior Vice President and General Counsel
Avaya Holdings Corp.
350 Mt. Kemble Avenue Morristown, New Jersey 07960
(908) 953-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C. Michael Kim, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 United States (212) 446-4800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Avaya Holdings Corp. (the “Company”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):
1.    Registration Statement No. 333-222647, registering (i) 6,234,774 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the Avaya Holdings Corp. 2017 Equity Incentive Plan (the “2017 Plan”) and (ii) 1,146,835 shares of Common Stock issuable upon the exercise of outstanding options previously issued under the 2017 Plan, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 22, 2018;
2.    Registration Statement No. 333-234716, registering (i) 17,510,000 shares of Common Stock reserved for issuance under the Avaya Holdings Corp. 2019 Equity Incentive Plan (the “2019 Plan”), and (ii) 1,700,000 shares of Common Stock reserved for issuance under the Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan, which was filed with the Commission on November 15, 2019;
3.    Registration Statement No. 333-236930, registering 5,500,000 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan, which was filed with the Commission on March 6, 2020; and
4.    Registration Statement No. 333-263339, registering 6,500,000 shares of Common Stock issuable pursuant to the 2019 Plan (as amended by Amendment No. 1 to the 2019 Plan), which was filed with the Commission on March 7, 2022.
As previously disclosed on February 14, 2023, the Company and certain of its direct and indirect subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas.
As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered under the Registration Statements which remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments any and all such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 24, 2023.
AVAYA HOLDINGS CORP.
By: /s/ Shefali Shah
Name: Shefali Shah
Title: Executive Vice President and Chief Administrative Officer
Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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